Exhibit 99.3

Dated                      2004

(1) PARC TECHNOLOGIES LIMITED

and

(2) [NAME OF THE OPTION HOLDER]

SHARE OPTION AGREEMENT

UNDER THE PARC TECHNOLOGIES PREFERRED SHARE OPTION PLAN

Eversheds

115 Colmore Row

Birmingham

B3 3AL

Tel: 0121 232 1000

Fax: 0121 232 1900

THIS SHARE OPTION AGREEMENT is made on 2004

BETWEEN

(1) PARC TECHNOLOGIES LIMITED (company number 3478028) whose registered office is at 2nd Floor, The Tower Building, 11 York Road, London SE1 7NX (“the Company”); and

(2) [NAME] of [ADDRESS] (“the Option Holder”)

DEFINITIONS

The following terms shall have the following meanings in this Agreement:

Agreement shall mean this share option agreement.

Board shall mean the Company’s board of directors.

Change in Control shall mean a change in ownership or control of the Company effected through either of the following transactions:

(i) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty-five percent (35%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in Paragraph (A) who were still in office at the time the Board approved such election or nomination;

provided that the acquisition of the entire issued share capital of Parc Technologies Limited by any person or person within two months of the date of this Agreement. shall not constitute a Change of Control for the purposes of Paragraph 6(d) of this Agreement.

Corporate Transaction shall mean one of the following shareholder-approved transactions to which the Company is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

(iii) a Sale (as such term is defined in the articles of association of the Company) completion of which occurs within a period of 2 months following the Grant Date.

Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 9 of the Agreement.

Exercise Price shall mean the exercise price per Share as specified in the Agreement.

Expiration Date shall mean the ninth anniversary of the Grant Date or such earlier date on which the Option expires, as provided for in the Agreement.

Fair Market Value per Share on any relevant date shall be determined in accordance with the following provisions:

(i) If the Shares are at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per Share on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Shares at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per Share on the date in question on the Stock Exchange determined by the Option Administrator to be the primary market for the Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Shares are not listed on Nasdaq National Market or any Stock Exchange the Fair Market Value shall be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992.

Grant Date shall mean the date on which the Option is granted by the Company    , being the date on which the Agreement is delivered by the Company as a deed.

Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Option Holder, any deliberate unauthorized use or disclosure by the Option Holder of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by the Option Holder adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Option Holder or any other individual in the Service of the Company (or any Parent or Subsidiary).

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Option shall mean the Option evidenced by the Agreement

Option Administrator shall mean the Board or any committee of two(2) or more Board members appointed by the Board to administer the Option.

Option Shares shall mean the number of Shares subject to the Option as specified in the Agreement.

Parent shall mean any company (other than the Company) in an unbroken chain of companies ending with the company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

Permanent Disability shall mean the inability of the Option Holder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

Plan shall mean the Parc Technologies Preferred Share Option Plan

Service shall mean the Option Holder’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee.

Shares shall mean preferred shares of 10 pence each in the capital of the Company.

Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

Subsidiary shall mean any Company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each Company (other than the last Company) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain

Vesting Commencement Date shall mean the Grant Date.

All other terms used in this Agreement shall have the same meanings as set out in the rules of the Plan attached as a schedule to this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to the Option Holder with effect from the Grant Date an option pursuant to the Plan to acquire up to 2,017 Shares at an exercise price of $29.65 pence per Share.

2. Option Term. (1) The Option shall lapse, cease to exist, terminate and shall not thereafter be or become exercisable if there is no Sale (as defined in the articles of association of the Company) within two months of the date of this Agreement and all other provisions of this Agreement and the Plan which specify when the Option shall be or become exercisable shall be read subject to the provisions of this Paragraph 2(1)

(2) Subject to Paragraph 2(1) the Option shall have a maximum term of nine (9) years measured from the Grant Date and shall accordingly expire at the close of business on the ninth anniversary of the Grant Date, unless sooner terminated in accordance with any of Paragraphs 2(1), 5 or 6.

3. Limited Transferability. Should the Option Holder die while holding the Option, then the Option shall be transferred to the Option Holder’s estate in accordance with the Option Holder’s will or the laws of descent and distribution and may be exercised by the Option Holder’s personal representatives in accordance with Paragraph 5(ii) of this Agreement. The Option may not otherwise be transferred or assigned.

4. Dates of Exercise.

(a) Subject to Paragraph 2(1), the Option shall become exercisable with respect to (i) twenty-five percent (25%) of the Shares comprised in the Option upon the Option Holder’s completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the shares comprised in the Option in a series of thirty-six (36) successive equal monthly instalments upon completion by the Option Holder of each additional month of Service over the thirty-six (36)-month period measured from the first anniversary of the Vesting Commencement Date. As the Option becomes exercisable for such instalments, those instalments shall accumulate and the Option shall remain exercisable for the accumulated instalments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

(b) In no event shall the Option become exercisable for any additional Shares after the Option Holder’s cessation of Service.

(c) Should the Option Holder request a reduction to his or her work commitment to less than thirty (30) hours per week, then the Option Administrator shall have the right, exercisable in connection with the approval of that reduction, to extend the period over which the Option shall thereafter vest and become exercisable for the Option Shares during the remainder of the option term. The decision whether or not to approve the Option Holder’s request for such reduced work commitment shall be at the sole discretion of the Option Administrator. In no event shall any extension of the Exercise Schedule (as set out in Paragraph 4(a) above) for the Option Shares result in the extension of the Expiration Date of the Option.

(d) As an administrative matter, if the Shares are at the date of exercise quoted on the Nasdaq National Market, the exercisable portion of the Option may only be exercised until the close of the Nasdaq National Market on the last trading day before the Expiration Date or earlier date of termination of the option term under Paragraph 5. Any later attempt to exercise the Option will not be honoured. For example, if the Option Holder ceases to remain in Service as provided in Paragraph 5(i) and the date three (3) months from the date of cessation is Monday, July 4 (a holiday on which the Nasdaq National Market is closed), the Option Holder must exercise the exercisable portion of the Option by 4 pm Eastern Daylight Time on Friday, July 1.

5. Cessation of Service. The option term specified in Paragraph 2 shall terminate (and the Option shall cease to be outstanding) prior to the Expiration Date pursuant to Paragraph 2(1) or should any of the following provisions become applicable:

(i) Should the Option Holder cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while the Option is outstanding, then the Option Holder shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise the Option, but in no event shall the Option be exercisable at any time after the Expiration Date.

(ii) If the Option Holder dies while the Option is outstanding, then the personal representative of the Option Holder’s estate or the person or persons to whom the option is transferred pursuant to the Option Holder’s will or in accordance with the laws of descent and distribution shall have the right to exercise the Option. Such right shall lapse, and the Option shall cease to be outstanding, upon the earlier of (A) the expiration of the twelve (12)- month period measured from the date of the Option Holder’s death or (B) the Expiration Date.

(iii) Should the Option Holder cease Service by reason of Permanent Disability while the Option is outstanding, then the Option Holder shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(iv) For purposes of this Agreement, the Option Holder’s period of Service shall not include any period of notice of termination of employment, whether expressed or implied. The Option Holder’s date of cessation of Service shall mean the date upon which the Option Holder ceases active performance of services for the Company following the provision of such notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including the Option Holder’s contract of employment.

(v) During the limited period of post-Service exercisability, the Option may not be exercised in the aggregate for more than the number of vested Option Shares (including any Option Shares the subject of accelerated vesting in accordance with Paragraph 6) for which the option is exercisable at the time of the Option Holder’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, the Option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. However, the Option shall, immediately upon the Option Holder’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares in which the Option Holder is not otherwise at that time vested or for which the Option is not otherwise at that time exercisable.

(vi) Should the Option Holder’s Service be terminated for Misconduct or should the Option Holder otherwise engage in Misconduct while the Option is outstanding, then the Option shall terminate immediately and cease to remain outstanding.

6. Special Acceleration of Option

(a) The Option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that the Option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares. No such acceleration of the Option, however, shall occur if and to the extent: (i) the Option is, in connection with the Corporate Transaction, either to be assumed by the successor Company (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor Company (or parent thereof) or (ii) the Option is to be replaced with a cash incentive program of the successor Company which preserves the spread existing on the unvested Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent pay-out in accordance with the same option exercise/vesting schedule set forth in the Agreement. The determination of option comparability under Paragraph (i) shall be made by the Option Administrator, and such determination shall be final, binding and conclusive. In the event that the Option is assumed or replaced in accordance with this Paragraph, all rights of the Option Holder in respect of Shares cease.

(b) Two weeks following the Corporate Transaction, the Option shall terminate and cease to be outstanding, except to the extent assumed by the successor Company (or parent thereof) in connection with the Corporate Transaction.

(c) If the Option is assumed in connection with a Corporate Transaction, then the Option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number of securities which would have been issuable to the Option Holder in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

(d) The Option, to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable, shall automatically accelerate so that the Option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully-vested Shares. The Option shall remain so exercisable until the Expiration Date or sooner termination of the option term.

(e) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Option Shares. Should any change be made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Shareholder Rights. The holder of the Option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a member of the Company.

9. Manner of Exercising Option.

(a) In order to exercise the Option with respect to all or any part of the Option Shares for which the Option is at the time exercisable, the Option Holder (or any other person or persons exercising the option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or cheque made payable to the Company;

(B) to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which the Option Holder (or any other person or persons exercising the option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable taxes required to be withheld by the Company by reason of such exercise and (II) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction;

(C) a promissory note payable to the Company, but only to the extent authorized by the Option Administrator in accordance with Paragraph 13; and

(D) if at the relevant time the Shares are traded on any stock exchange, Shares held by the Option Holder (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date.

(ii) Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than the Option Holder) have the right to exercise the Option.

(iii) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining the Option Holder) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of the Option Holder (or any other person or persons exercising the Option) a certificate for the Option Shares, with the appropriate legends affixed thereto.

(c) In no event may the Option be exercised for any fractional Shares.

(d) Notwithstanding any other provisions of this Agreement or any other agreement to the contrary, if at the time the Option is exercised, the Option Holder is indebted to the Company (or any Parent or Subsidiary) for any reason, the following actions shall be taken, as deemed appropriate by the Option Administrator:

(i) any Shares to be issued upon such exercise shall automatically be pledged against the Option Holder’s outstanding indebtedness; and

(ii) if the Option is exercised in accordance with subparagraph 9(a)(i)(B) above, the after tax proceeds of the sale of the Option Holder’s Shares shall automatically be applied to the outstanding balance of the Option Holder’s indebtedness.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the acquisition of the Option Shares upon such exercise shall be subject to compliance by the Company and the Option Holder with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Shares may be listed for trading at the time of such exercise and acquisition.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Option Holder, the Option Holder’s assigns and the legal representatives, heirs and legatees of the Option Holder’s estate.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate office. Any notice required to be given or delivered to the Option Holder shall be in writing and addressed to the Option Holder at the address indicated below the Option Holder’s signature line on the Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.

13. Financing. The Option Administrator may, in its absolute discretion and without any obligation to do so, permit the Option Holder to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse promissory note payable to the Company. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Option Administrator in its sole discretion.

14. Construction. All decisions of the Option Administrator with respect to any question or issue arising under this Agreement shall be conclusive and binding on all persons having an interest in the Option.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of England and Wales, provided that in the event of the assumption or replacement of the Option in accordance with Paragraph 6a of this Agreement, the laws of the country or state of residence of the successor company.

16. Taxation of Option

The Option Holder shall indemnify the Company, his or her employer and any other person in respect of any amounts for which the Company, his or her employer or any other person is obliged to account under the Pay-As-You-Earn system or in respect of employee’s National Insurance Contributions arising from the exercise of the Option in such form as the Option Administrator may reasonably require. It is a condition of the exercise of the Option that the Option Holder agrees to be responsible for paying any secondary Class 1 National Insurance Contributions (otherwise known as employer’s National Insurance Contributions) arising from the exercise of the Option. The Option Administrator may make such regulations as it considers desirable to ensure the receipt of such amounts including, but not limited to, retaining the power to sell sufficient of the Option Shares which would otherwise have been received by the Option Holder in order to discharge the relevant liability (after deduction of relevant expenses).

17. Paragraph Intentionally Left Blank

18. Leave of Absence. The following provisions shall apply upon the Option Holder’s commencement of an authorized leave of absence:

(a) The exercise schedule in effect under the Agreement shall be frozen as of the first day of the authorized leave, and the Option shall not become exercisable for any additional instalments of the Option Shares during the period the Option Holder remains on such leave.

(b) In no event shall the Option become exercisable for any additional Option Shares or otherwise remain outstanding if the Option Holder does not resume Employee status prior to the Expiration Date of the option term.

19. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20. Authorization to Release Necessary Personal Information.

(a) The Option Holder hereby authorizes and directs the Option Holder’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding the Option Holder’s employment, the nature and amount of the Option Holder’s compensation and the fact and conditions of the Option (including, but not limited to, the Option Holder’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all options or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the Option Holder’s rights in respect of the Option. The Option Holder understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Option, including any requisite transfer to a broker or other third party assisting with the exercise of the Option or with whom shares of Common Stock acquired upon exercise of the Option or cash from the sale of such shares may be deposited. The Option Holder acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Option Holder’s residence. Furthermore, the Option Holder acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for the Option Holder’s benefits under the Option.

(b) The Option Holder may at any time withdraw the consents herein, by contacting the Option Holder’s local human resources representative in writing. The Option Holder further acknowledges that withdrawal of consent may affect the Option Holder’s ability to exercise or realize benefits from the Option.

21. No Entitlement or Claims for Compensation.

(a) The grant of the Option does not in any way entitle the Option Holder to an option grant in the future. The value of the Option is an extraordinary item of compensation which is outside the scope of the Option Holder’s employment contract.

(b) The Option Holder shall have no rights to compensation or damages as a result of the Option Holder’s cessation of Service for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from the Option Holder’s ceasing to have rights under or be entitled to exercise the Option as a result of such cessation or from the loss or diminution in value of such rights. If the Option Holder did acquire any such rights, the Option Holder is deemed to have waived them irrevocably by accepting the option.

(c) Notwithstanding any other provision of this Agreement:

(i) the Option shall not form any part of any contract of employment between the Company or any Subsidiary and the Option Holder, and it shall not confer on the Option Holder any legal or equitable rights (other than those constituting the Option itself) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

(ii) the benefit to the Option Holder under the Option shall not form any part of his or her wages or remuneration or count as pay or remuneration for pension fund or other purposes; and

(iii) in no circumstances shall the Option Holder on ceasing to hold the office or employment by virtue of which he or she was granted the Option be entitled to any compensation for any loss of any right or benefit or prospective right or benefit which he or she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

In witness whereof this agreement is executed as a deed and delivered on the date of grant mentioned above.

EXECUTED AS A DEED        )

for and on behalf        )

of PARC TECHNOLOGIES LIMITED by:        )

Director

Secretary

SIGNED AS A DEED by        )

[NAME OF OPTION HOLDER]        )

Address of Option Holder:

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

SCHEDULE

RULES OF THE PARC TECHNOLOGIES PREFERRED SHARE OPTION SCHEME